The number of shares of Common Stock that may be acquired upon any conversion of any note and exercise of the warrants held by the reporting persons is limited to the extent necessary to insure that, following such conversion or exercise (or other issuance), the total number of shares of Common Stock and warrants then beneficially owed by the reporting person and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the reporting person's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock of the issuer (including for such purpose the shares of Common Stock issuable upon such conversion or payment).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  This provision shall not restrict the number of shares of Common Stock which payee may receive or beneficially own in order to determine the amount of securities or other consideration that payee may receive in the event of a merger, sale or other transaction as may be contemplated by the issuer.  The reporting person and its affiliates may waive the 9.99% ownership cap, but the waiver will not be effective until the 61st day after delivery of the waiver notice.